CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2015 RESULTS

New York, New York, August 12, 2014 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its first fiscal quarter of 2015 ended June 30, 2014.

The Company reported net income of $173 thousand or basic and diluted earnings per share of $0.05 for the first quarter of its fiscal year ending March 31, 2015, compared to net income of $410 thousand or a basic and diluted earnings per share of $0.11, for the prior year period.

Deborah C. Wright, the Company's Chairman and CEO said, “We returned to profitability following two quarters in which we made the strategic decision to sell certain non-performing loans, terminate our pension plan and upgrade our technology platform to better serve our customers and attract new business.  Our loan portfolio continues to improve, with non-performing assets declining 22% from the prior quarter and 51% year-over-year.  The competitive environment for real estate loans in our marketplace constrained net interest margin despite stable funding costs.  Our capital ratios remain strong with a Tier 1 leverage ratio of 10.35%, and we are pleased that our deposit base has grown for the third consecutive quarter to $518.8 million.  Our recently updated core technology platform, with peer competitive, state-of-the-art mobile banking options and expanded products and services platform, will be important factors to further growth in deposits and fee income.”

Ms. Wright concluded, “As we celebrate our 65th year as a New York City community bank, focused on serving urban customers, we pause to thank our loyal customers, and look forward to becoming the community bank of choice for others as our communities continue to experience significant growth.”

Statement of Operations Highlights

First Quarter Results
The Company reported net income of $173 thousand for the three months ended June 30, 2014, compared to net income of $410 thousand in the prior year period. The primary driver of the change was attributed to non-recurring gains on sales of loans and investments,  an insurance recovery, and release of Federal National Mortgage Association ("FNMA") repurchase reserves in the prior year period, partially offset by recoveries of previously charged-off loans versus a provision in the prior year period, and improved net interest income in the current quarter.

Net Interest Income
Interest income increased $189 thousand, or 3.4%, to $5.8 million compared to $5.6 million for the prior year quarter, primarily attributable to an increase in the average balances of loans and other investments. Average loans increased $32.1 million, or 8.8%, compared to the average balance for the prior year, and the average balance for other investments and federal funds sold increased $42.2 million, or 57.0%. A change in loan mix with higher one-to-four family loans and lower multifamily loans, led to a lower average yield on loans.

Interest expense decreased $18 thousand, or 1.8%, to $992 thousand, compared to $1.0 million for the prior year quarter, following lower rates paid on certificates of deposits, and restructuring of certain long-term borrowings. The average rate on interest-bearing liabilities decreased 5 basis points to 0.79% for the quarter ended June 30, 2014.

Provision for Loan Losses
The Company recorded a $781 thousand recovery of loan losses compared to an $831 thousand provision for the prior year quarter. Net recoveries of $614 thousand were recognized compared to net charge-offs of $1.5 million in the prior year period. Recoveries of previously charged-off loans in the current period were the primary driver of the improvement.

Non-interest Income
Non-interest income decreased $925 thousand, or 43.5%, to $1.2 million compared to $2.1 million for the prior year quarter. The decrease is attributable to higher gains on sales of loans and securities in the prior year period and lower fees on loan refinancings in the current period.

Non-interest Expense
Non-interest expense increased $1.2 million, or 23.9%, to $6.5 million, compared to $5.3 million for the prior year quarter. The increase was due to higher employee compensation and benefit expense and higher other non-interest expense attributed to a higher reserve for FNMA repurchases in the current period and a non-recurring insurance recovery in the prior period.

Income Taxes
The income tax expense was $16 thousand for the first quarter compared to $73 thousand in the prior year period.

Financial Condition Highlights
At June 30, 2014, total assets increased $4.3 million, or 0.7% to $644.1 million, compared to $639.8 million at March 31, 2014. The overall change was primarily due to increases of $6.1 million in the investment portfolio and $1.1 million in the loan portfolio net of the allowance for loan losses, offset by a decrease of $2.4 million in held-for-sale loans (“HFS”).

Total investment securities increased $6.0 million, or 6.1%, to $104.5 million at June 30, 2014, compared to $98.5 million at March 31, 2014. This result followed an increase of $6.3 million in available-for-sale securities, primarily $5.5 million in short-term investments.

Net loans receivable increased $930 thousand, or 0.2%, to $390.9 million at June 30, 2014, compared to $390.0 million at March 31, 2014. The majority of the increase resulted from loan originations and advances of $15.0 million, offset by $13.8 million of principal repayments and loan payoffs, across all loan classifications.

HFS loans decreased $2.4 million, or 47.9%, to $2.6 million at June 30, 2014, following transfer of one loan into Real Estate Owned.

Total liabilities increased $2.5 million, or 0.4%, to $591.2 million at June 30, 2014, compared to $588.7 million at March 31, 2014.

Deposits increased $9.4 million, or 1.8%, to $518.8 million at June 30, 2014, compared to $509.4 million at March 31, 2014, following increases in money market and interest-bearing checking accounts, partially offset by lower non-interest-bearing and certificates of deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money decreased $8.0 million, or 11.4%, to $62.4 million at June 30, 2014, compared to $70.4 million at March 31, 2014, as growth in deposits replaced maturing short-term borrowings.

Total equity increased $1.7 million, or 3.4%, to $52.9 million at June 30, 2014, compared to $51.2 million at March 31, 2014. The majority of the increase was due to a $1.6 million change in unrealized losses on investments and net income earned for the three month period.

Asset Quality
At June 30, 2014, non-performing assets totaled $14.9 million, or 2.3% of total assets, compared to $18.9 million or 3.0% of total assets at March 31, 2014, and $30.1 million or 4.7% of total assets at June 30, 2013. Non-performing assets at June 30, 2014 were comprised of $5.1 million of loans 90 days or more past due and non-accruing, $3.0 million of loans classified as a troubled debt restructuring, $4.1 million of Real Estate Owned, and $2.6 million of loans classified as HFS.

The allowance for loan losses was $7.1 million at June 30, 2014, which represents a ratio of the allowance for loan losses to non-performing loans of 87.0% compared to 57.6% at March 31, 2014. The ratio of the allowance for loan losses to total loans was 1.8% at June 30, 2014, compared to 1.9% at March 31, 2014.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution (CDFI) because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighorhoods. Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-packman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	June 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$114,830	$115,239
Money market investments	6,569	7,315
Total cash and cash equivalents	121,399	122,554
Restricted cash	6,354	6,354
Investment securities:
Available-for-sale, at fair value	95,715	89,461
Held-to-maturity, at amortized cost (fair value of $8,940 and $8,971 at June 30, 2014 and March 31, 2014, respectively)	8,830	9,029
Total investments	104,545	98,490

Loans held-for-sale	2,611	5,011

Loans receivable:
Real estate mortgage loans	355,062	362,888
Commercial business loans	35,481	26,930
Consumer loans	343	138
Loans, net	390,886	389,956
Allowance for loan losses	(7,066)	(7,233)
Total loans receivable, net	383,820	382,723
Premises and equipment, net	7,695	7,830
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,772	3,101
Accrued interest receivable	2,590	2,557
Other assets	12,315	11,218
Total assets	$644,101	$639,838

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$97,443	$98,051
Non-interest bearing checking	51,948	53,232
Interest-bearing checking	28,401	24,271
Money market	135,920	127,655
Certificates of deposit	205,044	206,157
Total deposits	518,756	509,366
Advances from the FHLB-New York and other borrowed money	62,403	70,403
Other liabilities	10,024	8,900
Total liabilities	591,183	588,669

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,836 shares issued; 3,695,892 shares outstanding at June 30, 2014 and March 31, 2014)	61	61
Additional paid-in capital	56,115	56,114
Accumulated deficit	(44,397)	(44,570)
Treasury stock, at cost (1,944 shares at June 30, 2014 and March 31, 2014)	(417)	(417)
Accumulated other comprehensive (loss) income	(3,210)	(4,768)
Total equity attributable to Carver Bancorp, Inc.	53,270	51,538
Non-controlling interest	(352)	(369)
Total equity	52,918	51,169
Total liabilities and equity	$644,101	$639,838

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,
$ in thousands except per share data	2014	2013
Interest income:
Loans	$5,162	$4,915
Mortgage-backed securities	206	263
Investment securities	324	348
Money market investments	66	43
Total interest income	5,758	5,569

Interest expense:
Deposits	722	697
Advances and other borrowed money	270	313
Total interest expense	992	1,010

Net interest income	4,766	4,559
Provision for (recovery of) loan losses	(781)	831
Net interest income after provision for loan losses	5,547	3,728

Non-interest income:
Depository fees and charges	896	912
Loan fees and service charges	95	299
Gain on sale of securities	4	278
Gain on sale of loans, net	—	490
Gain (loss) on sale of real estate owned	4	(48)
Lower of cost or market adjustment on loans held-for-sale	—	(69)
Other	204	266
Total non-interest income	1,203	2,128

Non-interest expense:
Employee compensation and benefits	2,787	2,368
Net occupancy expense	885	871
Equipment, net	175	175
Data processing	277	356
Consulting fees	88	120
Federal deposit insurance premiums	238	309
Other	2,094	1,081
Total non-interest expense	6,544	5,280

Income before income taxes	206	576
Income tax expense	16	73
Consolidated net income	190	503
Less: Net income attributable to non-controlling interest	17	93
Net income attributable to Carver Bancorp, Inc.	$173	$410

Earnings per common share:
Basic	$0.05	$0.11
Diluted	$0.05	$0.11

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	June 2014	March 2014	December 2013	September 2013	June 2013
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$2,651	$2,301	$3,736	$4,343	$6,666
Multifamily	671	2,240	1,363	758	659
Commercial real estate	3,979	7,024	8,702	10,503	8,091
Construction	—	—	—	75	693
Business	818	993	1,120	2,457	3,350
Consumer	5	1	1	4	—
Total non-performing loans	$8,124	$12,559	$14,922	$18,140	$19,459

Other non-performing assets (2):
Real estate owned	4,124	1,369	1,423	970	946
Loans held-for-sale	2,611	5,011	7,678	7,854	9,709
Total other non-performing assets	6,735	6,380	9,101	8,824	10,655
Total non-performing assets (3):	$14,859	$18,939	$24,023	$26,964	$30,114

Non-performing loans to total loans	2.08%	3.22%	3.80%	4.55%	5.47%
Non-performing assets to total assets	2.31%	2.96%	3.76%	4.25%	4.75%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At June 30, 2014, there were $5.6 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended June 30,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$397,811	$5,162	5.19%	$365,706	$4,915	5.38%
Mortgage-backed securities	36,857	206	2.24%	57,968	263	1.81%
Investment securities	52,953	247	1.87%	62,832	274	1.74%
Restricted cash deposit	6,354	—	0.03%	9,266	1	0.03%
Equity securities (2)	1,917	24	5.02%	1,957	19	3.89%
Other investments and federal funds sold	116,276	119	0.41%	74,076	97	0.53%
Total interest-earning assets	612,168	5,758	3.76%	571,805	5,569	3.90%
Non-interest-earning assets	10,600			29,899
Total assets	$622,768			$601,704

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$23,837	$10	0.17%	$26,423	$10	0.15%
Savings and clubs	97,992	64	0.26%	97,997	65	0.27%
Money market	133,237	157	0.47%	114,440	132	0.46%
Certificates of deposit	205,133	482	0.94%	193,260	480	1.00%
Mortgagors deposits	2,277	9	1.59%	2,248	10	1.78%
Total deposits	462,476	722	0.63%	434,368	697	0.64%
Borrowed money	43,612	270	2.48%	45,001	313	2.79%
Total interest-bearing liabilities	506,088	992	0.79%	479,369	1,010	0.85%
Non-interest-bearing liabilities:
Demand	55,299			56,472
Other liabilities	8,707			8,698
Total liabilities	570,094			544,539
Non-controlling interest	(369)			(256)
Stockholders' equity	53,043			57,421
Total liabilities and equity	$622,768			$601,704
Net interest income		$4,766			$4,559

Average interest rate spread			2.97%			3.05%

Net interest margin			3.11%			3.19%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30,
Selected Statistical Data:	2014		2013
Return on average assets (1)	0.11%		0.27%
Return on average stockholders' equity (2)	1.23%		2.83%
Net interest margin (3)	3.11%		3.19%
Interest rate spread (4)	2.97%		3.05%
Efficiency ratio (5)(10)	109.63%		78.96%
Operating expenses to average assets (6)	4.20%		3.51%
Average stockholders' equity to average assets (7)	9.07%		9.64%

Average interest-earning assets to average interest-bearing liabilities	1.21	x	1.19	x

Basic earnings per share	$0.05		$0.11
Average shares outstanding	3,696,225		3,695,966

	June 30,
	2014		2013
Capital Ratios:
Tier 1 leverage ratio (8)	10.35%		10.43%
Tier 1 risk-based capital ratio (8)	17.53%		17.42%
Total risk-based capital ratio (8)	20.10%		20.00%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.31%		4.75%
Non-performing loans to total loans receivable (9)	2.08%		5.47%
Allowance for loan losses to total loans receivable	1.81%		2.90%
Allowance for loan losses to non-performing loans	86.98%		53.02%

(1)	Net income/(loss), annualized, divided by average total assets.
(2)	Net income/(loss), annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only.
(9)	Non-performing assets consist of non-accrual loans, and real estate owned.
(10)
Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.